Exhibit 5

MINTZ & FRAADE, P.C.
COUNSELORS AT LAW
488 MADISON AVENUE
NEW YORK, NEW YORK 10022
TELEPHONE	OF COUNSEL
(212) 486-2500	JAY D. FISCHER
EDWARD C. KRAMER
_______	KEVIN J. MCGRAW
ARTHUR L. PORTER, JR
TELECOPIER	JON M. PROBSTEIN
(212) 486-0701	SEYMOUR REITKNECHT
I. FREDERICK SHOTKIN

                                                                        March 18, 2008

Artfest International, Inc.
15851 Dallas Parkway, Suite 600
Addison, Texas 75001

                                                                        Re:           Artfest International, Inc.

Gentlemen:

We are rendering this opinion to you in connection with the offering (the “Offering”) of 7,500,000 shares of Common Stock (the “Shares”) of Artfest International, Inc., a Delaware corporation (the “Company”), which you intend to issue to Mr. Beryl Zyskind in consideration for consulting services rendered to the Company pursuant to the following: (1) a Consulting Agreement between the Company and Mr. Zyskind dated March 13, 2008 and (2) a Registration Statement filed with the Securities and Exchange Commission pursuant to Form S-8 (“Form S-8”) of the Securities Act of 1933, as amended (the “Act”).  We have not taken part in any aspect of the Offering.  Our engagement with respect to the Offering is limited solely to rendering of this opinion.

In connection with rendering this opinion we have examined originals or copies of the following documents, instruments and agreements (collectively the “Documents”):

A.	the Articles of Incorporation of the Company as filed with the Secretary of State of Delaware on February 21, 2002;

B.	the By-Laws of the Company;

C.	the Consulting Agreement dated March 13, 2008 between the Company and Beryl Zyskind pursuant to which the Shares are being issued (the “Consulting Agreement”);

D.	the Unanimous Consent of the Board of Directors approving the filing of a Form S-8 Registration Statement registering the Shares; and

E.	the Form S-8 Registration Statement (the “Registration Statement”).

In our examination, we have assumed, without investigation, the authenticity of the Documents, the genuineness of all signatures to the Documents, the legal capacity of all persons who executed the Documents, the due authorization and valid execution by all parties to the Documents, that the Agreement constitutes a valid and legally binding agreement and obligation of all parties thereto, the authenticity of all Documents submitted to us as originals, and that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity, and the conformity of the originals of the Documents which were submitted to us as certified or photostatic copies.

Solely for purposes of this opinion, you should assume that our investigation has been limited solely to our review of the Documents and that no further investigation has been or will be undertaken and that we have only reviewed and will only review the Documents which are specifically designated in this opinion.

In rendering this opinion, we have assumed the legal competency of all parties to the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties thereto.

We have further assumed, among other things, that the recipient of the Shares will have provided the consideration required pursuant to the terms of the Consulting Agreement.

Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares to be issued will be duly and validly authorized, legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares which are to be expressly covered by the Registration Statement and does not include any subsequent issuances of shares, pertaining to services which are not set forth in the Consulting Agreement (such transactions are required to be included in either a new Registration Statement or a Post Effective Amendment to the Registration Statement including updated opinions).

The Securities and Exchange Commission (the “SEC”) or any state regulatory authority could disagree with our opinion.  Moreover, no assurance can be given that there will not be a change in existing law or that the SEC or any state regulatory authority will not alter its present views either prospectively or retroactively or adopt new views with respect to any matters which are summarized above and those matters upon which we have rendered our opinion.

The opinion set forth herein is limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion on the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

This opinion is rendered solely for your benefit in connection with the transaction described herein, and except with respect to our consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement, may not be delivered to or relied upon by any other person without our prior written consent.

Very truly yours,

Mintz & Fraade, P.C.

By: /s/ Alan P. Fraade
Alan P. Fraade

Enclosures: 5

APF/crs